Exhibit 10.11

                                                                  2/27/98


Mr. Gene E. Marinelli


Dear Mr. Marinelli,

     The purpose of this letter agreement ("Agreement") is to set forth certain understandings relating to your continued employment by INTELLIGENT ELECTRONICS, INC., a Pennsylvania corporation (the "Company") and certain continuing obligations of the Company following the termination of your employment, such understanding to be made effective November 1, 1997.

     Our understandings are as follows:

     WHEREAS, you have been employed by the Company pursuant to the terms of that Retention Agreement between you and the Company signed by the Company on March 6, 1997 (the "Retention Agreement") which contemplated your employment by the Company through October 31, 1997;

     WHEREAS, prior to October 31, 1997, you reached an informal understanding with the Company that you would continue to serve the Company beyond October 31, 1997; and

     WHEREAS, the parties hereto now wish to memorialize the terms of that understanding, effective October 31, 1997.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and promises hereafter set forth, the parties hereby agree as follows:

     1. You will continue to serve the Company under the terms of the Retention Agreement and the Confidentiality and Non-Disclosure Agreement between you and the Company signed by you on February 21, 1997 (the "Confidentiality Agreement"), except that (i) Sections 1, 2, 3 and 5 and the last sentence of Section 8 of the Retention Agreement will be of no further force and effect, (ii) recognizing your fulfillment of the obligations under the Retention Agreement, upon termination of your employment by either you or the Company for any reason, you will be entitled to a total severance award of $97,000 to be paid in equal bi-weekly installments throughout the one year period following your termination (the "Severance Period") and also the continuation of medical benefits during the Severance Period the same as were in effect upon the commencement of the Retention Agreement, (iii) your base salary will be $97,000 on an annual basis, and (iv) you agree to the terms set forth below.

     2. You completely release, relinquish, waive and discharge the Company, its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, officers, directors, employees and agents, whether present or former, from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which you may have or claim to have against the Company as of the date of the signing of this Agreement arising out of or in any way related to your employment with the Company or the contemplated termination of that employment. You agree that you have executed this Agreement on your own behalf, and also on behalf of your heirs, agents, representatives, successors and assigns.
This release includes, but is not limited to, a release of any rights or claims you may have under: (i) the Age Discrimination in Employment Act
(ADEA), which prohibits age discrimination in employment; (ii) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; (iii) the Americans with Disabilities Act (ADA), which prohibits discrimination on the basis of a covered disability; (iv) the Employer Retirement and Income Security Act (ERISA), which prohibits discrimination on the basis of entitlement to certain benefits; (v) any other federal, state or local laws or regulations prohibiting employment discrimination; (vi) breach of any express or implied contract claims; or
(vii) wrongful termination or any other tort claims, including claims for attorney's fees, whether based on common law, or otherwise. You understand, however, that by signing this Agreement, you do not waive rights to: (i) claims arising under any applicable worker's compensation laws; (ii) any claims which the law states may not be waived; and (iii) if applicable, your vested rights under the regular employment benefit plans of the Company, in effect as of the date of this Agreement.

     3. You will not in the future voluntarily assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against the Company, its directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against the Company, its directors, officers, employees, or affiliates, nor will you voluntarily participate or cooperate in any such action or proceeding, except as such agreement is specifically prohibited by statute. You also agrees that you will cooperate with and assist the Company in its defense of any such action or proceeding, subject to reimbursement of reasonable out-of-pocket expenses. This Agreement shall not preclude you from testifying in such an action or proceeding if you are compelled to do so pursuant to a subpoena or other court order. However, you expressly agree that you will provide written notice addressed to the attention of Barry M. Abelson, Esquire, Pepper, Hamilton, LLP, 3000 Two Logan Square, Philadelphia, PA 19103 (Fax No.: 215-981-4750) if you should receive, by service or otherwise, a notice, subpoena or other court order or any other written request seeking or requiring you to testify or otherwise participate in or assist in any action or proceeding against the Company, such notice to be so provided within 48 hours of each such receipt by you or anyone acting on your behalf.


                           INTELLIGENT ELECTRONICS, INC.


                           By: /s/ Richard D. Sanford
                              ---------------------------------

The foregoing is acceptable and approved effective as of October 31, 1997:


/s/ Eugene E. Marinelli
----------------------------------------
Gene Marinelli